EXHIBIT 10.1

Merrimack, NH

$5,445,000

February 11, 2010

TERM LOAN PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned INLAND DIVERSIFIED MERRIMACK VILLAGE, L.L.C., a Delaware limited liability company, its successors and assigns (the "Borrower"), promises to pay to the order of Delta Community Credit Union, its successors and assigns (the "Lender"), at the Lender's offices at at c/o CU Business Capital, LLC, a Florida limited liability company, P.O. Box 278917, Miramar, FL 33027 (all checks should be made payable to “CU Business Capital, LLC”) or at such other places as the holder of this Promissory Note may from time to time designate, the principal sum of Five Million Four Hundred Forty-Five Thousand Dollars ($5,445,000), together with interest thereon at the rate or rates hereafter specified until paid in full and any and all other sums which may be owing to the holder of this Promissory Note by the Borrower pursuant to this Promissory Note.  The following terms shall apply to this Promissory Note.

1.

Calculation of Interest.  Interest shall be calculated on the basis of a three hundred sixty (360) days per year factor applied to the actual days on which there exists an unpaid balance hereunder.

2.

Interest Rate.  Interest shall accrue on the unpaid principal balance of this Promissory Note until paid in full at a fixed rate of interest equal to six and one half of one percent (6.5%) per annum.

3.

Repayment.  The Borrower shall pay monthly payments of interest only beginning on April 1, 2010 and continuing on the first day of each month thereafter until the Conversion Date.  Thereafter, the Borrower shall pay consecutive monthly payments of principal and interest, based on a thirty (30) year amortization, until March 1, 2015, at which time all amounts outstanding, including principal, interest, late fees and other charges, shall be due and payable.  The term "Conversion Date" means twenty-four (24) months from the date of this Promissory Note.

4.

Late Payment Charge.  If any payment due hereunder (exclusive of the final installment, for which no grace or cure period is granted) is not received by the holder within ten (10) calendar days after its due date, the Borrower shall pay a late payment charge equal to $25.00.  The late payment charge shall be due whether or not the holder declares this Promissory Note in default or accelerates and demands immediate payment of the sums due hereunder.  The existence of the right by the holder to receive a late payment charge shall not constitute a grace period or provide any right in the Borrower to make a payment other than on its due date.

5.

Application of Payments.  All payments made hereunder shall be applied first to late payment charges or other sums owed to the holder, next to accrued interest, and then to principal, or in such other order or proportion as the holder, in the holder's sole discretion, may elect from time to time.

6.

Prepayment.  The Borrower may prepay all or any portion of this Promissory Note at any time without penalty or premium.  Partial prepayments shall be applied in such order and manner as the Lender determines in its sole discretion.

7.

Rights Upon Default.  Upon a default in the payment of any sum due hereunder, or a default in the performance of any of the covenants, conditions or terms of any other agreement or document executed by or on behalf of the Borrower or others for the benefit of the Lender or any holder (the "Loan Documents"), and the expiration of any applicable cure period, in addition to all other rights or remedies available to the holder under the Loan Documents or under applicable law, the holder of this Promissory Note shall have the following rights:

7.1.

Acceleration.  The holder of this Promissory Note, in the holder's sole discretion and without further notice or demand, may declare the entire unpaid principal balance plus accrued interest and all other sums due hereunder immediately due and payable.  Reference is made to the Loan Documents for further and additional rights on the part of the holder to declare the entire unpaid principal balance plus accrued interest and all other sums due hereunder immediately due and payable.

7.2.

Default Interest Rate.  The holder of this Promissory Note, in the holder's sole discretion and further without notice or demand, may raise the rate of interest accruing on the unpaid principal balance by the highest rate permitted by law but in no event to more than eleven and one half percent (11.5%) per annum, independent of whether the holder elects to accelerate the unpaid principal balance as a result of such default, unless prior to the imposition of the default rate of interest, the Borrower cures such event to the satisfaction of the holder hereof.  If the default rate of interest is imposed by the holder, the default rate shall remain in effect, even though after being imposed the event authorizing the imposition thereof has been cured, until this Promissory Note is paid in full, unless the default is cured to the holder's satisfaction and the holder in writing agrees to reinstate the regular interest rate.  Any individual waiver of the holder's right to impose the default rate of interest or to retain the default rate of interest after imposition thereof shall not be considered a waiver of this section or any future right of the holder to impose the default rate of interest pursuant to this Section.

Notwithstanding the foregoing, except for “Borrower’s Recourse Liabilities” as defined below, Borrower’s liability under this Promissory Note shall be limited to its interest in the real property described in that mortgage executed by Borrower in favor of Lender concurrently with this Promissory Note (the “Property”). For purposes of this Promissory Note, “Borrower’s Recourse Liabilities” shall mean Borrower’s personal liability for any actual loss incurred by the Lender as a result of Borrower’s non-payment of the amounts due Lender under the Loan Documents (the “Loan Loss”) due to (a) fraud or intentional misrepresentation by Borrower or Guarantor in connection with obtaining the Loan; (b) physical waste of the Property; (c) any insurance proceeds paid by reason of any insured casualty or any award received in connection with a condemnation not applied in accordance with the provisions of the Loan Documents (except to the extent that Borrower did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such sums or payments); or (d) misappropriation of tenant security deposits and rents collected in advance, or of funds held by Borrower for the benefit of another party.

8.

Interest Rate After Judgment.  If judgment is entered against the Borrower on this Promissory Note, the amount of the judgment entered (which may include principal, interest, fees, and costs) shall bear interest at the above described default interest rate.

9.

Expenses of Collection And Attorneys' Fees.  Should this Promissory Note be referred to an attorney for collection, whether or not judgment has been confessed or suit has been filed, the Borrower shall pay all the holder's reasonable costs, fees and expenses, including reasonable attorneys' fees, resulting from such referral.

10.

Waiver of Defenses.  In the event any one or more holders of this Promissory Note transfer this Promissory Note for value, the Borrower agrees that all subsequent holders of this Promissory Note who take for value and without actual knowledge of a claim or defense of the Borrower against a prior holder shall not be subject to any claims or defenses which the Borrower may have against a prior holder, all of which are waived as to the subsequent holder, and that all such subsequent holders shall have all rights of a holder in due course with respect to the Borrower even though the subsequent holder may not qualify, under applicable law, absent this section, as a holder in due course.  The Borrower shall retain all rights and claims which the Borrower may have against prior holders despite any such transfers and the waiver of defenses provided in this section as to subsequent holders.

11.

Waiver of Protest.  The Borrower, and all parties to this Promissory Note, whether maker, indorser, or guarantor, waive presentment, notice of dishonor and protest.

12.

Extensions of Maturity.  All parties to this Promissory Note, whether maker, indorser, or guarantor, agree that the maturity of this Promissory Note, or any payment due hereunder, may be extended at any time or from time to time without releasing, discharging, or affecting the liability of such party.

13.

Manner and Method of Payment.  All payments called for in this Promissory Note shall be made in lawful money of the United States of America.  If made by check, draft, or other payment instrument, such check, draft, or other payment instrument shall represent immediately available funds.  In the holder's discretion, any payment made by a check, draft, or other payment instrument shall not be considered to have been made until such time as the funds represented thereby have been collected by the holder.  Should any payment date fall on a non-banking day, the Borrower shall make the payment on the next succeeding banking day.

14.

Notices.  Any notice or demand required or permitted by or in connection with this Promissory Note shall be given in the manner specified in the Loan Documents for the giving of notices under the Loan Documents.  Notwithstanding anything to the contrary, all notices and demands for payment from the holder actually received in writing by the Borrower shall be considered to be effective upon the receipt thereof by the Borrower regardless of the procedure or method utilized to accomplish delivery thereof to the Borrower.

15.

Assignability.  This Promissory Note may be assigned by the Lender or any holder at any time or from time to time.

16.

Joint and Several Liability.  If more than one person or entity is executing this Promissory Note as a Borrower, all liabilities under this Promissory Note shall be joint and several with respect to each of such persons or entities.

17.

Binding Nature.  This Promissory Note shall inure to the benefit of and be enforceable by the Lender and the Lender's successors and assigns and any other person to whom the Lender or any holder may grant an interest in the Borrower's obligations hereunder, and shall be binding and enforceable against the Borrower and the Borrower's personal representatives, successors and assigns.

18.

Invalidity of Any Part.  If any provision or part of any provision of this Promissory Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Promissory Note and this Promissory Note shall be construed as if such invalid, illegal or unenforceable provisions or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability.

19.

Choice of Law.  The laws of the State of Delaware (excluding, however, conflict of law principles) shall govern and be applied to determine all issues relating to this Promissory Note and the rights and obligations of the parties hereto, including the validity, construction, interpretation, and enforceability of this Promissory Note and its various provisions and the consequences and legal effect of all transactions and events which resulted in the issuance of this Promissory Note or which occurred or were to occur as a direct or indirect result of this Promissory Note having been executed.

20.

Consent To Jurisdiction; Agreement As To Venue.  The Borrower irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for District of Delaware, if a basis for federal jurisdiction exists.  The Borrower agrees that venue shall be proper in any superior court of the State of Delaware selected by the Lender or in the United States District Court for the District of Delaware if a basis for federal jurisdiction exists and waives any right to object to the maintenance of a suit in any of the state or federal courts of the State of Delaware on the basis of improper venue or of inconvenience of forum.

21.

Unconditional Obligations.  The Borrower's obligations under this Promissory Note shall be the absolute and unconditional duty and obligation of the Borrower and shall be independent of any rights of set-off, recoupment or counterclaim which the Borrower might otherwise have against the holder of this Promissory Note, and the Borrower shall pay absolutely the payments of principal, interest, fees and expenses required hereunder, free of any deductions and without abatement, diminution or set-off.

22.

Seal and Effective Date.  This Promissory Note is an instrument executed under seal and is to be considered effective and enforceable as of the date set forth on the first page hereof, independent of the date of actual execution and delivery.

23.

Tense; Gender; Defined Terms; Section Headings.  As used herein, the singular includes the plural and the plural includes the singular.  A reference to any gender also applies to any other gender.  Terms not otherwise defined shall have the meanings ascribed to them in the Loan Documents.  The section headings are for convenience only and are not part of this Promissory Note.

24.

Actions Against Lender.  Any action brought by the Borrower against the Lender which is based, directly or indirectly, on this Promissory Note or any matter in or related to this Promissory Note, including but not limited to the making of the loan evidenced hereby or the administration or collection thereof, shall be brought only in the courts of the State of Delaware.  The Borrower may not file a counterclaim against the Lender in a suit brought by the Lender against the Borrower in a state other than the State of Delaware unless under the rules of procedure of the court in which the Lender brought the action the counterclaim is mandatory, and not merely permissive, and will be considered waived unless filed as a counterclaim in the action instituted by the Lender.  The Borrower agrees that any forum other than the State of Delaware is an inconvenient forum and that a suit brought by the Borrower against the Lender in a court of any state other than the State of Delaware should be forthwith dismissed or transferred to a court located in the State of Delaware by that Court.

25.

Waiver of Jury Trial.  The Borrower (by execution of this Promissory Note) and the Lender (by acceptance of this Promissory Note) agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by or against the Borrower or the Lender, or any successor or assign of the Borrower or the Lender, on or with respect to this Promissory Note or any of the other Loan Documents, or which in any way relates, directly or indirectly, to the obligations of the Borrower to the Lender under this Promissory Note or any of the other Loan Documents, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury.  THE BORROWER AND THE LENDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.  The Borrower and the Lender acknowledge and agree that this provision is a specific and material aspect of the agreement between the parties and that the Lender would not enter into the transaction with the Borrower if this provision were not part of their agreement.

IN WITNESS WHEREOF, the Borrower has duly executed this Promissory Note under seal as of the date first above written.

BORROWER:

WITNESS/ATTEST:	INLAND DIVERSIFIED MERRIMACK VILLAGE, L.L.C.,
a Delaware limited liability company

By: Inland Diversified Real Estate Trust, Inc., a Maryland corporation, its sole member

/s/ Judy L. Millette

        By: /s/ Barry L. Lazarus

 (SEAL)

            Name: Barry L. Lazarus

            President